EXHIBIT 10.4

                  THIS DOCUMENT IS COMPANY CONFIDENTIAL

                            LICENSE AGREEMENT

	THIS AGREEMENT, entered into and effective as of the 1st day of September, 2000 (the "Effective Date") by and between TRISTRATA TECHNOLOGY, INC., a Delaware corporation having its principal place of business at 1105 North Market Street, Suite 1300, P.O. Box 8985, Wilmington, Delaware 19899 (hereinafter referred to as "LICENSOR") and NEOTERIC COSMETICS, INC. a Colorado corporation having a principal place of business at 4880 Havana Street, Denver, Colorado 80239 (hereinafter referred to as "LICENSEE");

RECITALS

	WHEREAS, LICENSOR and LICENSEE are currently engaged in litigation in the United States District Court for the District of Delaware styled, TriStrata Technology, Inc. v. Neoteric Cosmetics, et. al, Civil Action No. 96-227 (JFF), concerning LICENSOR's claim of infringement of one or more of the Licensed Patents (as defined below) by LICENSEE (hereinafter referred to as the "Delaware Litigation"); and

	WHEREAS, LICENSEE in the course of its business sells cosmetic and skin care products and is interested in obtaining from LICENSOR a license to make, have made, use, offer for sale and/or sell Licensed Products (as hereinafter defined) under the Licensed Patent Rights (as hereinafter defined) in the Territory (as hereinafter defined); and

	WHEREAS, LICENSOR and LICENSEE, by executing this License
Agreement, desire to resolve fully the claims against each other in the Delaware Litigation; and

	WHEREAS, subject to, and upon, all of the terms and conditions of this Agreement. LICENSOR is willing to grant to LICENSEE a non-exclusive license to make, have made, use, offer for sale and sell the Licensed Products (as hereinafter defined) under the Licensed Patent Rights (as hereinafter defined) in the Channel of Trade (as hereinafter defined) in the Territory (as hereinafter defined);

	NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, promises and agreements set forth herein, LICENSOR and LICENSEE, intending to be legally bound, hereby mutually agree as follows:

ARTICLE I - GENERAL

	1.01 	All capitalized terms used in this Agreement (other
than the names of parties and Article headings) shall have the meanings established for such terms herein.

ARTICLE II - DEFINITIONS

	2.01 	"Excluded Channel of Trade" shall mean: (1) direct
marketing of Licensed Products (as defined in Section 2.06 below) by door-to-door sales representatives to consumers; (2) mail order sales generated as a result of a door-to-door sales representative's direct contact with a consumer; (3) products requiring a prescription from a physician or medical professional; and (4) sales to physicians for resale to patients.

	2.02 	"Channel of Trade" shall mean marketing and sales of
Licensed Products in all channels of trade in the Territory except for the Excluded Channel of Trade.

	2.03 	"Licensed Patent Rights" shall mean, subject to the
specific exclusions set forth in Sections 2.04, those portions of the claims of the issued Patents in the Territory set forth in Schedule A hereto, and any other patents that may issue from the applications in the Territory listed in Schedule A, and any other patents that may issue from patent applications owned or controlled by LICENSOR in the Territory, and all divisions, continuations, continuations-in-part, reexaminations, reissues and extensions thereof, covering the Licensed Products (as defined below in Section 2.05) in the Territory for (1) the reduction, prevention and retardation of human skin wrinkles, including fine lines on the human skin; and/or (2) the reduction, prevention and retardation of the appearance of skin changes associated with intrinsic or extrinsic aging, including without limitation, those changes consisting of wrinkles, thinning of the skin, deepening of skin lines, yellowish skin, loss of elasticity, loss of recoilability and loss of collagen.

	2.04 	Notwithstanding anything herein to the contrary,
"Licensed Patent Rights" shall not include any rights to any patents or patent applications that: (1) claim any alpha hydroxyacids, polyhydroxyacids or related compounds other than those specific alpha hydroxyacids comprising the Licensed Products as defined below in Section 2.05; or (2) claim any methods of use other than for (a) the reduction, prevention and retardation of human skin wrinkles, including fine lines on the human skin and/or (b) the reduction, prevention and retardation of the appearance of skin changes associated with intrinsic or extrinsic aging, including without limitation those changes consisting of wrinkles, thinning of the skin, deepening of skin lines, yellowish skin, loss of elasticity, loss of recoilability and loss of collagen.

	2.05 	(a) "Licensed Products" shall mean: subject to the
limitations set forth in Section 2.04 above, any cosmetic and/or dermatologic preparation for topical application to the human skin within the definition of the Licensed Patent Rights comprising, alone or in combination: (1) lactic acid and/or its salts;
(2) glycolic acid and/or its salts; or (3) citric acid and/or its salts (b) For the purposes of Section 4.03, a product is not a Licensed Product and shall not be deemed to infringe, under a method claim contained in the Licensed Patent Rights if: (a) the product does not contain any alpha hydroxyacid(s); or (b) even if the product contains one or more of the acids set forth in this
Section 2.05(a)(1)through (3) above, a claim within the scope of the Licensed Patent Rights is not made, and has never been made, for said product on the product container or packaging, or any product inserts, or any literature distributed about or concerning said product, or any print, radio, television or other advertising media concerning said product. Any disputes concerning whether a product is a Licensed Product shall be discussed by the parties who shall in good faith attempt to resolve said dispute, failing which the dispute shall be arbitrated in accordance with
Section 13.02 of this Agreement.

	2.06 	"Territory" shall mean the United States, its
possessions and territories, including the Commonwealth of Puerto Rico, Canada, Mexico. Provided royalties are paid in accordance with Section 4.03 and on the same Net Sales transfer price as Licensed Products sold in the United States, LICENSEE shall also have the right to export Licensed Products manufactured in the United States to the following territories: South America, China, Taiwan, Philippines, Singapore, Indonesia, Australia, New Zealand, Iceland, Korea, Thailand, Malaysia, Saudi Arabia, Kuwait, Bahrain, Qatar, United Arab Emirates-Oman, Egypt, Syria, Lebanon, Jordan, Yemen, India, Pakistan, Iraq and Iran.

	2.07 	An "Affiliate" of LICENSEE shall mean the wholly owned
subsidiaries of LICENSEE and corporations under common control with LICENSEE, which are listed on Schedule B hereto, as said Schedule B may from time to time be amended with the prior written consent of LICENSOR. Affiliates of LICENSEE shall be subject to all of the terms and provisions of this Agreement. Notwithstanding any provision to the contrary herein, LICENSEE shall not have the right to include any new Affiliate under this Agreement that has received notice from LICENSOR of infringement of one or more of LICENSOR's patents without the prior written consent of LICENSOR and on such terms as shall be agreed to by LICENSOR and LICENSEE.

	2.08 	An "Affiliate" of LICENSOR shall mean any person,
corporation, partnership or other entity that directly or indirectly controls, is controlled by, or is under common control with, LICENSOR.

ARTICLE III - LICENSE GRANT

	3.01 	Subject to all of the terms and provisions of this
Agreement, LICENSOR grants to LICENSEE and Affiliates of LICENSEE (as defined in Section 2.07) under the Licensed Patent Rights a non-exclusive license to make, have made, use, offer for sale and sell in the Territory Licensed Products in the Channel of Trade. Notwithstanding any provisions herein to the contrary, no rights are granted hereunder by LICENSOR to LICENSEE or to any Affiliate of LICENSEE to make, have made, use, offer for sale or sell any Licensed Products either outside the Territory or in the Excluded Channel of Trade in the Territory.

	3.02 	Notwithstanding any provision herein to the contrary,
no right is granted or otherwise conveyed by this Agreement to any entity to make, have made, use, offer for sale, sell or otherwise dispose of Licensed Products in the Territory other than to
(1) LICENSEE; and (2) to Affiliates of LICENSEE to the extent provided in Schedule B to this Agreement, as said Schedule B may be amended from time to time pursuant to the provisions of
Section 2.07.

	3.03 	Notwithstanding any provision herein to the contrary,
no right is granted or otherwise conveyed herein by LICENSOR to LICENSEE or to any Affiliate of LICENSEE to make, have made, use, offer for sale, sell or otherwise dispose of Licensed Products other than those which are sold and/or distributed under the brand name(s) and/or trademark(s) of LICENSEE or an Affiliate of LICENSEE listed on Schedule C hereto (the "Marks"), as said Schedule C may from time to time be amended by written notice to LICENSOR.
Licensed Products of LICENSEE and its Affiliates are currently sold and/or distributed, or may be sold and/or distributed, in the Territory under the Marks set forth on Schedule C hereto. LICENSEE agrees that it will not make, have made, use, offer for sale or sell Licensed Products other than under the Marks, without prior written notice to LICENSOR.

	3.04 	As a condition to receiving the license under the
Licensed Patent Rights hereunder, LICENSEE hereby unconditionally guarantees the compliance and performance by each Affiliate of LICENSEE with all of the provisions of this Agreement, including, without limitation, the payments of all amounts due to LICENSOR pursuant to any of the provisions of this Agreement.

	3.05 	The term of this Agreement and of the license granted
hereunder shall commence as of the Effective Date and shall expire or terminate upon the expiration of the last to expire of the Licensed Patent Rights or, if. applicable, upon the earlier termination of this Agreement pursuant to any of the provisions of Article VII of this Agreement, or upon the final non-appealable decision of a court of appropriate jurisdiction holding the Licensed Patent Rights to be invalid.

	3.06 	LICENSOR specifically reserves the right to, and to
grant licenses to others to, make, have made, use, offer for sale, sell or otherwise dispose of Licensed Products within or without the Territory on such terms as LICENSOR may deem appropriate. Upon receipt of information that a third-party may be infringing the Licensed Patent Rights in the Territory, LICENSOR will consider in good faith if such third-party is infringing. In the event LICENSOR concludes that said third-party is infringing the Licensed Patent Rights in the Territory, LICENSOR will place said third-party on notice of the existence of the Licensed Patent Rights and take reasonable steps to terminate the infringement short of litigation. Notwithstanding anything contained herein to the contrary, LICENSOR has no obligation whatsoever to commence litigation against any third-party or to take any other specific actions other than as expressly provided in this Section 3.06.

	3.07 	No license, express or implied, is granted hereunder
to any other patent rights or under any other patents or technology owned, used, or otherwise controlled by LICENSOR or any Affiliate of LICENSOR. LICENSOR currently is unaware of any other patents or patent applications owned or controlled by LICENSOR in the Territory in additional to the Licensed Patent Rights that are or would be infringed based on LICENSEE's current products and product claims for said products.

ARTICLE IV - PAYMENTS, ROYALTIES AND REPORTS

	4.01 	 [DELETION]

	4.02 	[DELETION]

	4.03 	 [DELETION]:

	4.04 	[DELETION]

	4.05 	[DELETION].

	4.06 	[DELETION]

	4.07 	[DELETION]

	4.08 	[DELETION]

ARTICLE V - REPRESENTATIONS AND WARRANTIES; LIMITATIONS

	5.01 	LICENSOR represents that it has the full authority
to grant to LICENSEE the rights with respect to the Licensed Patent Rights in accordance with the provisions of this Agreement and that LICENSOR is the assignee of all patents and patent applications within the definition of Licensed Patent Rights listing Eugene Van Scott, M.D. and Ruey Yu, Ph.D., O.M.D. as inventors that are necessary to effectuate the purposes of this Agreement.

	5.02 	LICENSOR MAKES NO REPRESENTATIONS TO LICENSEE, EXTENDS
NO WARRANTIES OF ANY NATURE, WRI1TEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES, AND LICENSOR ASSUMES NO
LIABILITIES OR RESPONSIBILITIES OF ANY NATURE WHATSOEVER WITH
RESPECT TO THE MANUFACTURE, DISTRIBUTION, SALE, USE OR OTHER DISPOSITION BY LICENSEE OR ANY AFFILIATE OF LICENSEE, OR ANY
VENDEE OR OTHER TRANSFEREE OR USER OF ANY OF THE LICENSED PRODUCTS
OR OTHER PRODUCTS WHICH INCORPORATE, OR ARE FORMULATED OR
MANUFACTURED BY USE OF, ANY OF THE LICENSED PATENT RIGHTS OR ANY
OTHER INFORMATION FURNISHED BY OR IN CONNECTION WITH THIS AGREEMENT.

	5.03 	LICENSOR MAKES NO REPRESENTATION OR WARRANTY CONCERNING
THE LICENSED PRODUCTS HEREIN AND IN NO EVENT SHALL LICENSOR OR ANY AFFILIATE OF LICENSOR BE LIABLE OR RESPONSIBLE TO LICENSEE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES.

	5.04 	Without limiting the disclaimers set forth in
Sections 5.02 and 5.03, nothing in this Agreement shall be construed as:

(a) a warranty or representation by LICENSOR as to the validity or scope of any patent right included within the Licensed Patent
Rights;

(b) a warranty or representation by LICENSOR that anything made, used or sold or otherwise disposed of by LICENSEE under this Agreement is or will be free from infringement of patents of third persons;

(c) a requirement or obligation that LICENSOR furnish to LICENSEE any technical or manufacturing information concerning Licensed
Products, or any of the substance of pending patent applications;

(d) a grant by LICENSOR of any right to use in advertising, publicity, or otherwise a trademark, trade name, image or likeness of LICENSOR or its Affiliates, or any name, image or likeness of their respective employees, officers, or the inventors of any of the patents or patent applications included within the Licensed Patent Rights;

(e) a representation or warranty by LICENSOR as to the usefulness, fitness, merchantability or suitability of any product to be manufactured sold or otherwise distributed by LICENSEE or any Affiliate of LICENSEE.

	5.05 	Each of LICENSOR and LICENSEE represent that they have
respectively obtained all necessary corporate resolutions and have full authority to enter into this Agreement.

ARTICLE VI - TRANSFERARILITY OF RIGHTS AND OBLIGATIONS

	6.01 	LICENSOR may assign any of its rights and obligations
hereunder, in whole or in part, without the prier written consent of LICENSEE.

	6.02 	LICENSEE may assign its rights and obligations under
this Agreement upon a sale of the entire cosmetic business of LICENSEE upon prior written notice to LICENSOR specifying the terms of such assignment, provided that said purchaser of LICENSEE's entire cosmetic business is not an entity or an affiliate of an entity that has received notice of infringement of one or more of LICENSOR's patents. Any other assignment of LICENSEE's rights and obligations under this Agreement shall be void unless LICENSEE receives the prior written consent of LICENSOR, which consent shall not be unreasonably withheld.
LICENSOR agrees to hold in strict confidence the identification of any entity disclosed by licensee to LICENSOR pursuant to this
Section 6.02 until otherwise made public. Any attempt to transfer, assign or sublicense which is not in accordance with the terms of this Agreement shall be void.

	6.03 	The provisions of this Agreement shall be binding
upon and inure to the benefit of all successors and permitted assigns of the parties hereto.

ARTICLE VII - TERMINATION FOR BREACH

	7.01 	Prior to the expiration of the term of this Agreement,
either party may, at its option, terminate this Agreement for a material breach of this Agreement upon prior written notice to the breaching party if the breaching party fails to cure such breach within thirty (30) days of the written notice, provided however that should any of the Licensed Patent Rights be finally adjudicated to be invalid or unenforceable, and such adjudication is not subject to further appeals, LICENSEE shall have the right to terminate the portion of this Agreement relating to the patent or patents adjudicated to be invalid or unenforceable.

	7.02 	LICENSEE may terminate this Agreement by written
notice to LICENSOR on or after the third (3RD) anniversary date of this Agreement, provided however said termination shall not be effective until two (2) years after the date of said written notice. Notwithstanding the preceding sentence, in the event [DELETION], LICENSEE shall have the right to terminate this Agreement by written notice to LICENSOR, provided however that said termination shall not be effective until one (1) year after the date of said written notice. All terminations pursuant to this Section 7.02 are subject to Section 7.06 below.

	7.03 	In the event that LICENSEE shall become insolvent; be
declared bankrupt; voluntarily file or have filed against it a petition for bankruptcy or reorganization; enter into an arrangement for the benefit of creditors; enter into a procedure of winding up to dissolution; or should a trustee or receiver be appointed for its respective business assets or operations, and in the event that any of these events results in the liquidation of LICENSEE, LICENSOR may terminate this Agreement and the license granted hereby, upon the liquidation of LICENSEE. LICENSOR shall have no right to terminate unless and until any above-enumerated event results in a liquidation of LICENSEE.

	7.04 	Under no circumstances (including, without
limitation, a termination for any reason whatsoever) shall LICENSOR be obligated to refund any payments theretofore made by LICENSEE hereunder, provided however that LICENSEE shall be entitled to a credit on future royalties due for any inadvertent overpayment demonstrated to the reasonable satisfaction of LICENSOR.

	7.05 	Except as otherwise specifically provided herein,
expiration or termination of this Agreement and of the license granted hereby for any reason shall be without prejudice to:

(a) the right of LICENSOR (i) to receive all payments accrued and unpaid as of the effective date of such termination; and

(b) any other rights, remedies or obligations which LICENSOR may then or thereafter have under this Agreement or otherwise.

	7.06 	Upon the termination (but not expiration) of this
Agreement, LICENSEE and its Affiliates shall cease all use of those portions of the Licensed Patent Rights that remain valid and enforceable.

	7.07 	The provisions of Sections 7.02 through Section 7.06
shall survive termination or expiration of this Agreement.

ARTICLE VIII - MARKINGS

	8.01 	LICENSEE agrees to, and to cause Affiliates of
LICENSEE to, mark all Licensed Products sold under this Agreement with the number of at least one of the Licensed Patents on either:
(1) the product container; (2) the product carton; or (3) an insert accompanying the product, and with such additional legends, markings and notices as may be required by any law o[ regulation of any jurisdiction in the Territory or as LICENSOR may reasonably specify for purposes of compliance with any such law or regulation. LICENSOR, without further diligence, currently knows of no such requirements under any law or regulation in the Territory. LICENSEE and any Affiliate of LICENSEE shall respond to any request for disclosure under 35 U.S.C. (s)287(b)(4)(B) by only notifying
 LICENSOR of the request for disclosure and the identity of the person or entity making such request for disclosure. Notwithstanding anything contained in this Section 8.01 to the contrary, LICENSEE shall be permitted to exhaust its existing stock of containers, cartons and inserts for Licensed Products although such materials do not include the marking required by this Section 8.01.

ARTICLE IX - INTEGRATION; AMENDMENT

	9.01 	This Agreement represents the entire understanding
between the parties, and supersedes all prior or contemporaneous discussions, proposals, negotiations, understandings and other agreements, express or implied, between LICENSOR and LICENSEE with respect to the subject matter of this Agreement, and there are no representations, promises, conditions, provisions or terms, whether written or oral, with respect thereto, other than those specifically set forth in this Agreement.

	9.02 	No provision in this Agreement may be amended, altered,
modified, discharged or terminated, except by a writing signed by a duly authorized representative of LICENSOR and LICENSEE.

ARTICLE X - INDEMNIFICATION

	10.1 	LICENSEE and Affiliates of LICENSEE operating under
this Agreement pursuant to Section 3.02 hereof shall jointly and severally defend, indemnify and hold harmless LICENSOR and the Affiliates of LICENSOR, and the officers, agents and employees of LICENSOR and its Affiliates, and the inventors (collectively the "Indemnified Parties") from and against any and all liabilities, damages, losses, claims, suits, proceedings, demands, recovery, costs and expenses (including, without limitation, the fees and expenses of counsel, litigation expenses, and court costs) which arise out of or relate to, or are alleged to arise out of or relate to: any claim against LICENSOR for personal injury, death or property damage which arise out of or relate to or are alleged to arise out of or relate to the manufacture, distribution, sale or use of products manufactured, sold or otherwise distributed by LICENSEE or any Affiliate of LICENSEE.

	10.2 	The indemnity obligations of LICENSEE and the
Affiliates of LICENSEE under this Agreement shall survive the termination or expiration of this Agreement and of the licenses granted pursuant to this Agreement in order to indemnify and hold harmless the Indemnified Parties (as defined in Section 10.01) with respect to any claims for which the Indemnified Parties are entitled to indemnification, irrespective of whether any such claim arose prior or subsequent to the effective date of termination or expiration.

ARTICLE XI - PRESS RELEASES AND PUBLICITY

	11.01 	Neither LICENSOR nor LICENSEE shall issue a press
release or public announcement concerning, or otherwise disclose, the terms of this Agreement without the prior specific written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the preceding sentence LICENSOR and/or LICENSEE may disclose in a press release, to potential licensees, or otherwise, the fact that this Agreement has been executed and entered into on mutually agreeable terms without disclosing the amount of the payments, the royalty rates hereunder or any of the other specific financial terms of this Agreement.

	11.02 	Notwithstanding Section 11.01, LICENSOR or
LICENSEE may disclose the terms of this Agreement in response to: (a) an order from a court or governmental agency; (b) in response to a request by a party in litigation, provided attempt has been made to have an appropriate protective order entered;
(c) to a potential licensee of the Licensed Patent Rights hereunder, provided an appropriate confidentiality agreement or protective order is entered into; (d) if such disclosure is necessary to comply with any other laws or regulations applicable to LICENSOR or LICENSEE; or (e) as a result of the reporting requirements for a public company imposed by the Securities and Exchange Commission or other similar governmental or administrative requirements.

ARTICLE XII - NOTICES

	12.01 	It will be a sufficient giving of any notice,
request, report, statement, disclosure, or other communication hereunder, to LICENSOR or to LICENSEE, if the party giving it deposits a copy thereof in a post office in a registered or certified envelope, postage prepaid, or with overnight courier, prepaid, receipt requested, addressed to the other party at its address set forth below or at any other address the other party may hereafter designate in writing in accordance with the provisions hereof. The payment required by Section 4.01 of this Agreement shall be wired to the trustee account of McGovern & Associates as trustee for LICENSOR. Unless otherwise specified in this Agreement or otherwise designated in writing, royalty payments to be made pursuant to Section 4.03 of this Agreement will be wired to the bank account of LICENSOR as requested by LICENSOR. The respective addresses for the parties are:

If to LICENSEE:     NEOTERIC COSMETICS, INC.
                    4880 Havana Street
                    Denver, CO 80239
                    Attention: President

If to LICENSOR:     TRISTRATA TECHNOLOGY INCORPORATED
                    1105 North Market Street
                    Suite 1300, P.O. Box 8985
                    Wilmington, Delaware 99899
                    Attention: President

With copies to:     TRISTRATA, INC.
                    4 Research Way
                    Princeton, NJ 08540
                    Attention: President

                    McGOVERN & ASSOCIATES
                    One Lafayette Place
                    Greenwich, CT 06830
                    Attention: Kevin M. McGovern, Esq.

     Notice to LICENSEE shall be deemed notice to each Affiliate of LICENSEE for all purposes, and LICENSOR shall not be required to give any separate notice to any Affiliate of LICENSEE.


ARTICLE XIII - APPLICABLE LAW AND JURISDICTION

	13.01 	All matters affecting the interpretation
validity, and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of law principles.

	13.02 	All disputes and controversies arising out of
or relating to this Agreement and the parties' respective rights and obligations hereunder shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules then pertaining of the American Arbitration Association. The location of the arbitration hearings shall be in New York, NY and the arbitration shall be administered by the New York office of the American Arbitration Association. Any award issued as the result of such arbitration may be entered in any federal or state court having jurisdiction.

		Each of the Affiliates of LICENSEE shall be bound by the provisions of this Section 13.02.

	13.03 	In any action commenced to enforce this Agreement
or as a result of a breach of this Agreement, the prevailing party in such action shall be entitled to recover the cost of such action, including reasonable attorneys' fees, incurred as a result of the action to enforce and/or remedy the breach of this Agreement.

ARTICLE XIV - MISCELLANEOUS

	14.01 	(a) If any provision of this Agreement or the
application of any provision of this Agreement to any person or under any circumstance shall be held to be invalid, unenforceable or in conflict with the law of any jurisdiction, the validity and enforceability of the remaining provisions and the application thereof to any another person or under any other circumstance shall not be affected by such holding. (b) Any provision of this Agreement that is held to be invalid or unenforceable by a court of competent jurisdiction in any country in the Territory shall, as to such holding, be applicable only to that provision and only in that country.

	14.02 	The waiver by either party, whether express or
implied, of any provision of this Agreement, or of any breach or default by the other party, shall not be construed to be a continuing waiver of such provision or of any succeeding breach or default, or a waiver of any other provision of this Agreement.

	14.03 	Nothing contained in this Agreement shall be
construed to constitute or imply a joint venture, partnership, or principal-agent relationship between LICENSOR and LICENSEE. Neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party. Neither LICENSEE, nor any Affiliate of LICENSEE, nor any of the employees of LICENSEE or of any Affiliate of LICENSEE shall in any manner be deemed an employee or an agent of LICENSOR for any purpose whatsoever.

	14.04 	The provisions of this Agreement are solely for
the benefit of LICENSOR and LICENSEE, their authorized Affiliates, and their permitted successors and assigns (as defined herein), and no such provision shall be construed or applied to confer any rights or benefits on any other person.

	14.05 	This Agreement may be simultaneously executed in
several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Roth parties hereto may sign the same counterpart or each party hereto may sign a separate counterpart of this Agreement.

	14.06 	Upon the execution and delivery of this License
Agreement to LICENSOR by LICENSEE and LICENSOR's receipt from LICENSEE of the payment required by Section 4.01, LICENSOR shall cause the Delaware Litigation to be dismissed as against LICENSEE, with prejudice, as soon as practicable, and LICENSEE shall cause its counterclaims against LICENSOR to be dismissed, with prejudice, as soon as practicable.

	14.07 	Article, section and paragraph headings in this
Agreement are for reference purposes only arid shall not in any way affect the construction or interpretation of any provision of this Agreement.

	IN WITNESS WHEREOF, the respective parties, intending to be legally bound, specifically acknowledge that they have obtained any and all necessary corporate resolutions and authority to enter into this License Agreement, and have duly executed this Agreement as of the date first written above.

LICENSOR                                LICENSEE
TRISTRATA TECHNOLOGY, INC.              NEOTERIC COSMETICS, INC.

By      /s/ Eugene J. VanScott          By     /s/ Mark Goldstein
Title   President                       Title  President and C.E.O.
Dated:  December 7, 2000		    Dated: November 22, 2000

Attest: /s/ Stephen Hoch		    Attest: /s/ Carolyn J. Anderson